As filed with the Securities and Exchange Commission on July 25, 1997

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                              HEILIG-MEYERS COMPANY

             (Exact name of registrant as specified in its charter)
                                    Virginia
         (State or other jurisdiction of incorporation or organization)
                                   54-0558861
                     (I.R.S. employer identification number)

                             2235 Staples Mill Road
                            Richmond, Virginia 23230
                                 (804) 359-9171
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                             -----------------------
                            David W. Robertson, Esq.
                     McGuire, Woods, Battle & Boothe, L.L.P.
                                One James Center
                              901 East Cary Street
                            Richmond, Virginia 23219
                                 (804) 775-1000
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                               agent for service)
                             -----------------------
                                   Copies to:

                               Carter Strong, Esq.
                       Arent, Fox, Kintner, Plotkin & Kahn
                          1050 Connecticut Avenue, N.W.
                           Washington, D.C. 20036-5339
                                 (202) 857-6000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed            Proposed
                 Title of Each                                        Maximum             Maximum
              Class of Securities                  Amount to be    Offering Price    Aggregate Offering           Amount of
               to be Registered                     Registered      Per Share(1)         Price (2)             Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock of Heilig-Meyers Company (par
value $2 per share) (1)                            2,534,389         $16.84375          $42,688,615                $12,936
--------------------------------------------------------------------------------------------------------------------------------

         (1) Each share of Common Stock being registered hereunder includes a preferred share purchase right.

         (2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, based on the average high/low price of Heilig-Meyers Company Common Stock on July 23, 1997.

                           --------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED July __, 1997

                                2,534,389 shares

                              HEILIG-MEYERS COMPANY

                                  COMMON STOCK

         This Prospectus relates to 2,534,389 shares (the "Shares") of common stock, $2 par value per share (the "Common Stock") of Heilig-Meyers Company (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange, Inc. (the "PE") under the trading symbol "HMY." On July 24, 1997 the last reported sale price of the Common Stock on the New York Stock Exchange was $15 15/16 per share.


         The Selling Stockholders have advised the Company that the Shares may be sold from time to time in transactions on the NYSE or PE or in negotiated transactions, in each case at prices satisfactory to the Selling Stockholders. (See "Plan of Distribution.")


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                  The date of this Prospectus is        , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's common stock is listed on the New York and Pacific Exchanges, and such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad
Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

          (a) the annual report on Form 10-K for the fiscal year ended February 28, 1997;

          (b) the quarterly report on Form 10-Q for the quarterly period ended May 31, 1997;

          (c) the quarterly report on Form 10-Q/A, Amendment No. 1, for the quarterly period ended May 31, 1997;

          (d)       the current report on Form 8-K/A dated February 19, 1997;

          (e)       the current report on Form 8-K dated July 17, 1997;

          (f) the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 26, 1983 (File No. 1-8484), as amended by amendments on Form 8, filed with the Commission on April 9, 1985, February 23, 1988, September 20, 1989, July 31, 1990,
                    August 6, 1992 and July 28, 1994, respectively (File No. 1-8484); and

          (g) the description of the Rights to Purchase Preferred Stock, Series A contained in the Registration Statement on Form 8-A filed with the Commission on February 23, 1988 (File No. 1-8484) as amended by an amendment on Form 8 filed with the Commission on September 20, 1989 (File No. 1-8484).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to HeiligMeyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230; Attention: Paige H. Wilson, Secretary, telephone (804) 359-9171.

                              HEILIG-MEYERS COMPANY

                                    BUSINESS


General

         The Company is the nation's largest publicly held specialty retailer of home furnishings with 1,163 stores (as of July 1, 1997) in 38 states, Washington, D.C. and Puerto Rico. The Company currently operates stores under five names and formats. The "Heilig-Meyers" name is associated with the Company's historical format with a majority of the stores operating in smaller markets with a broad line of merchandise. The Company's Heilig-Meyers stores are primarily located in small towns and rural markets in the Southeast, Southcentral, Midwest, West, Northwest and Southwest of the continental United States. All of the Company's Puerto Rico stores operate under the "Berrios" name. The Berrios format is similar to the format used by the stores operated under the "Heilig-Meyers" name. The "Rhodes" name is used for the 99 stores operated by Rhodes, Inc., which was acquired by the Company on December 31, 1996. The Rhodes format retailing strategy is selling quality furniture to a broad base of middle income customers. The Rhodes stores are primarily located in the midsized markets and metropolitan areas of 14 southern, midwestern and western states. "The RoomStore" name and format is utilized for 18 stores in Texas, 10 of which were acquired in February 1997 and 8 of which were converted from former Rhodes stores. Stores using The RoomStore format display and sell furniture in complete room packages, which are arranged by professional designers and sell at a value if purchased as a group. The "Mattress Discounters" name is used for 169 retail bedding stores acquired in July 1997. The Mattress Discounters stores are located in ten states and Washington, D.C. As a result of the acquisition of Rhodes, The RoomStore and Mattress Discounters, the Company now has the ability to expand by matching operating formats to markets with appropriate demographic and competitive factors. The Company expects to expand these formats as appropriate markets are identified.

          The Company's operating strategy includes: (1) offering a broad selection of competitively priced home furnishings including furniture and bedding and in the Heilig-Meyers and Berrios stores, consumer electronics, appliances, and other items such as jewelry, small appliances and seasonal goods; (2) locating Heilig-Meyers stores primarily in small towns and rural markets  which are at least 25 miles  from a  metropolitan  area;  (3)  offering credit programs to provide flexible financing to its customers; (4) utilizing centralized inventory and distribution systems in strategic regional locations to support store inventory and merchandise delivery operations; and (5) emphasizing customer service, including free delivery on most major purchases in the Heilig-Meyers stores and repair service for consumer electronics and other mechanical items.

         The Company believes this strategy of offering selection, credit, delivery and service generally allows its Heilig-Meyers stores to have the largest market share among home furnishings retailers in most of its small-town markets.

         The Company's executive offices are located at 2235 Staples Mill Road, Richmond, Virginia 23230. The telephone number is (804) 359-9171.

Store Operations

General

         The Company believes that locating its Heilig-Meyers stores in small towns and rural markets provides an important competitive advantage. Currently, approximately 80% of all Heilig-Meyers stores are located in towns with populations under 50,000 and more than 25 miles from a metropolitan market. Competition in these small towns largely comes from locally-owned store operations which generally lack the financial strength to compete effectively with the Company. The Company believes that its Heilig-Meyers stores have the largest market share among home furnishings retailers in the majority of their areas.

         The Company's Heilig-Meyers stores generally range in size from 10,000 to 35,000 square feet, with the average being approximately 20,000 square feet. A store's attached or nearby warehouse usually measures from 3,000 to 5,000 square feet. A typical store is designed to give the customer an urban shopping experience in a rural location. The Company's existing store remodeling program, under which stores are remodeled on a rotational basis, provides the Company's older stores with a fresh look and up-to-date displays on a periodic basis. The existing Rhodes, The RoomStore and Mattress Discounters formats average approximately 34,000, 25,000 and 4,000 square feet, respectively.

Distribution

         The Company currently operates eight Heilig-Meyers distribution centers in the continental U.S. and one center in Puerto Rico, each of which has cantilever racking and computer-controlled random-access inventory storage. The Company also operates eleven Rhodes distribution centers, which collectively have more than 1.1 million square feet and include home delivery operations in certain markets. The Company also operates The RoomStore's 200,000- square-foot distribution center. The Company operates seven smaller Mattress Discounters distribution centers which primarily provide central delivery for the Mattress Discounters stores. Management is in the process of evaluating the distribution function in light of recent acquisitions in order to maximize warehousing and transportation efficiencies.

Credit Operations

         The Company believes that offering flexible credit is an important part of its business strategy which provides a significant competitive advantage. The Company believes its credit program fosters customer loyalty and repeat business. Historically, approximately 80% of the sales in Heilig-Meyers stores have been made through the Company's installment credit program. Because installment credit is administered at the store level, terms can generally be tailored to meet the customer's ability to pay. Approximately 70% of Rhodes sales are made through its revolving credit program.

The following table sets forth certain data regarding the Company's installment credit operations:

                                                                Fiscal Years Ended
                                         ----------------------------------------------------------------
                                           Feb. 28,    Feb. 29,       Feb. 28,     Feb. 28,      Feb. 28,
                                             1997        1996           1995         1994          1993
                                           -------     --------       --------     --------      --------
Average number of installment
accounts receivable (in thousands)(1)    1,280,173    1,220,660       972,418      799,501       652,569
Average initial term of account
 (in months)(2).........................   17.4         17.2           16.6         16.7          16.6
Provision for doubtful accounts
 as % of sales..........................   6.0%         5.7%           4.8%          4.5%         4.4%
Net charge-offs as % of sales...........   5.2          5.0            4.6           4.1          4.1

----------------

(1) Includes securitized accounts receivable which are still serviced by the Company.

(2) For installment contracts originated during the indicated fiscal year, calculated at the date of origination.

Merchandising

      The Company's Heilig-Meyers merchandising strategy is to offer a broad selection of competitively priced home furnishings, including furniture and accessories, consumer electronics, appliances, bedding, and other items such as jewelry and seasonal goods. The table below sets forth the percentage of sales of these items during the last five years:

                                                                            Fiscal Years Ended
                                        ---------------------------------------------------------------------------------------
                                        Feb. 28,          Feb. 29,            Feb. 28,            Feb. 28,             Feb. 28,
                                          1997              1996                1995                1994                 1993
                                        --------          --------            --------            --------             --------
Furniture and accessories...               60%               58%                 59%                 59%                  59%
Consumer electronics........               10                12                  11                  12                   13
Appliances.....................             8                 9                   8                   8                    8
Bedding........................            12                11                  10                  10                   10
Other items....................            10                10                  12                  11                   10

     The Rhodes and The RoomStore stores primarily sell mid-price point furniture and bedding. Historically, 89% of Rhodes' sales consisted of furniture and accessories with bedding comprising the remaining 11%. Mattress Discounters stores sell bedding and related items at competitive prices.

Advertising and Promotion

     In fiscal 1997, the Company distributed over 140 million direct mail circulars. This included monthly circulars sent by direct mail to over nine million households on the Company's mailing list and special private sale circulars mailed to approximately two million of these households each month, as well as during special promotional periods. During fiscal 1997, the Company continued to utilize market segmentation techniques (begun in fiscal 1994) to identify prospective customers by matching their demographics to those of existing customers. Management believes ongoing market research and improved mailing techniques enhance the Company's ability to place circulars in the hands of those potential customers most likely to make a purchase. The Company believes that availability, as well as the terms of credit, are key determinants in the purchase decision, and therefore, promotes credit availability by disclosing monthly payment terms in its circulars.

Corporate Expansion

     The Company has grown from 374 stores at February 28, 1992, to 1,163 stores at July 1, 1997. Over this time period, the Company has expanded from its traditional Southeast operating region into the Southcentral, Midwest, West, Northwest and Southwest continental United States as well as Puerto Rico. In addition, the Company has acquired new operating formats as a result of the Rhodes, The RoomStore and the Mattress Discounters acquisitions. The Company currently operates stores in Alabama, Arizona, Arkansas, California, Colorado, the District of Columbia, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia, Wisconsin and Puerto Rico. Management believes that the Company's size and geographically diverse store locations, as well as the diversity in store formats created by the Rhodes, The RoomStore and the Mattress Discounters acquisitions, are competitive advantages and allow for greater stability in its operations. The Company plans to focus its expansion efforts on its existing formats; however, it may from time to time consider additional formats if attractive acquisition opportunities develop.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus. The number of shares of Common Stock offered pursuant to this Prospectus for the account of the Selling Stockholders equals the total number of shares of Common Stock owned by the Selling Stockholders as of the date of this Prospectus.

                             Common Stock Ownership
                              Prior to The Offering

Name of Selling Stockholder           Number(1)           Percentage
---------------------------           ---------           ----------

     Warren S. Teitelbaum             1,317,883             52%

     Steven M. Lytell                 1,216,506             48%

--------------------

    (1) Includes shares placed in escrow (137,566 shares by Mr. Teitelbaum and 126,984 shares by Mr. Lytell), which will be released in the event Mattress Discounters achieves certain earnings targets during the twelve months following its acquisition by the Company. These shares are also held to secure certain indemnification obligations of Messrs. Teitelbaum and Lytell with respect to representations and warranties made by Mattress Discounters in connection with its acquisition by the Company.

     In connection with the acquisition of Mattress Discounters, Mr. Lytell entered an employment agreement pursuant to which he will serve as Executive Vice President of Mattress Discounters for an initial term ending February 28, 2000, with automatic annual one-year extensions thereafter, unless either party notifies the other at least one year in advance that it does not wish to extend the term. Mr. Lytell's annual salary is initially $350,000, which will be reviewed on an annual basis and may be increased, but not decreased. The agreement also provides that Mr. Lytell will not be required to relocate his residence in connection with performance of his employment duties. The other terms of Mr. Lytell's employment contract are the same as the Company's other Executive Vice Presidents.

                           DESCRIPTION OF COMMON STOCK

     The Company has authorized 250,000,000 shares of Common Stock, par value $2.00 per share. As of July 1, 1997, there were 56,999,511 shares of Common Stock outstanding. The following brief description of the Common Stock does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of the Company's Restated Articles of Incorporation and its By-laws, copies of which have been filed with the Commission.

     Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding Preferred Stock and are entitled to one vote for each share of Common Stock held by them with respect to all matters upon which they are entitled to vote.

     The Company's Restated Articles of Incorporation contain a provision that reduces the shareholder vote required for amending the Articles of Incorporation in certain circumstances from the two-thirds vote generally applicable to a simple majority vote. The majority vote will be applicable except when the effect of the amendment is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of the Company or the dissolution of the Company, or (b) to delete all or any part of such provision. In addition, the vote required by other provisions of the Restated Articles of Incorporation is necessary if such provisions require the approval of more than a majority of the votes entitled to be cast.

Preferred Stock

     The Company has authorized 3,000,000 shares of Preferred Stock, par value $10.00 per share. As of July 1, 1997, there were no shares of Preferred Stock outstanding. The Board of Directors of the Company, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting right, and any other preferences of special rights and qualifications. Shares of Common Stock would be subject to the preferences, rights and powers of any such shares of Preferred Stock as set forth in the Company's Restated Articles of Incorporation and the resolutions establishing one or more series of Preferred Stock. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Restated Articles of Incorporation affecting the rights of holders of the Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of the Company's assets and dissolution. There are no agreements or understandings for the designation of series of Preferred Stock or the issuance of shares thereunder, except pursuant to the Shareholders' Rights Plan discussed below.

Shareholders' Rights Plan

     The following summary of certain provisions of the Company's Shareholders' Rights Plan and the Rights Agreement dated as of February 17, 1988 between the Company and Crestar Bank as Rights Agent, as amended by Supplements No. 1 through No. 4 dated as of September 15, 1989 (together, as amended, the "Rights Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, including the form of Rights Certificate attached thereto, each of which has been filed with the Commission and is incorporated by reference herein.

     On February 17, 1988 the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of Common Stock pursuant to a Shareholders' Rights Plan. The Rights are exercisable only upon the attainment of, or the commencement of a tender offer to attain, a specified ownership interest in the Company by a person or group. When exercisable, each Right would entitle its holder to purchase one-hundredth of a newly issued share of cumulative Participating Preferred Stock, Series A, par value $10.00 per share (the "Series A Preferred Stock") at an exercise price of $75, subject to adjustment. A total of 750,000 shares of Series A Preferred Stock has been reserved. Each share of Series A Preferred Stock will entitle the holder to 100 votes and has an aggregate dividend rate of 100 times the amount paid to holders of the Common Stock. Upon occurrence of certain events, each holder of a Right will become entitled to purchase shares of Common Stock having a value of twice the Right's then current exercise price in lieu of Series A Preferred Stock. Each share of Common Stock offered pursuant to this Prospectus and an accompanying Prospectus Supplement shall have one Right attached to it.

Virginia Stock Corporation Act

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     For three years following the time that an Interested Shareholder becomes an owner of more than 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder or (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirements provide that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not "opted out" of the Affiliated Transactions provisions.

     Virginia law provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

Transfer Agent

     The transfer agent for the Common Stock is Wachovia Bank of North Carolina, N.A.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that they may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE, PE or other national securities exchanges on which the Shares are traded, or in negotiated transactions, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Sales of Shares may involve (i) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which a broker solicits purchasers and (iv) privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with the distribution of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders may also sell the Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require delivery to such broker-dealer of Shares offered hereby, which Shares such broker-dealer may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Brokers and dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has advised the Selling Stockholders that Regulation M under the Exchange Act may apply to sales of Shares and to the activities of the Selling Stockholders or broker-dealers in connection therewith.

     Pursuant to the Registration Rights Agreement, dated as of July 1, 1997, by and among the Company and the Selling Stockholders (the "Registration Rights Agreement"), the Company will pay registration expenses in connection with the registration of the Shares. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

     The validity of the Shares to which this Prospectus relates will be passed upon for the Company by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia, which serves as general counsel to the Company. As of July 15, 1997, partners and associates of McGuire, Woods, Battle & Boothe, L.L.P., who performed services in connection with the offering made by this Prospectus, owned of record and beneficially 2,574 shares of Common Stock. Robert L. Burrus, Jr., a director of the Company, is a partner of that firm.

                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule incorporated in this Prospectus by reference from Heilig-Meyers Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    SEC registration fee.......................................       $ 12,936
    Accountants' fees and expenses.............................          5,000
    Attorneys' fees and expenses...............................         10,000
    Printing and engraving expenses............................          2,000
    State qualification fees and expenses......................          1,000
    Miscellaneous..............................................          1,064
                                                                       -------
         Total.................................................        $32,000
                                                                       =======
--------------

    All fees and expenses other than the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers

    Article V of the Restated Articles of Incorporation of the Company provides:

         1. Definitions. For purposes of this Article the following definitions shall apply:

         (a) "Corporation" means this Corporation only and no predecessor entity or other legal entity;

         (b) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

         (c) "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

         (d) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

         (e) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

         (f) "proceeding"  means any threatened,  pending,  or completed action,
suit,   proceeding  or  appeal  whether  civil,   criminal,   administrative  or
investigative and whether formal or informal.

     2. Limit On Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be eliminated.

     3. Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in
Section 4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section.

     4. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to
Section 3, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this
Section 4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section 3 of this Article shall be limited by the provisions of this Section 4.

     5. Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

     6. Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the right provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

Item 16. Exhibits

 4.1 Company's Restated Articles of Incorporation, filed with the Commission as Exhibit 3(a) to Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1990 (No. 1-8484), are incorporated herein by this reference.

4.2 Articles of Amendment to Company's Restated Articles of Incorporation, filed with the Commission as Exhibit 4 to Company's Form 8 (Amendment No. 5 to Form 8-A filed April 26, 1983) filed August 6, 1992 (No. 1-8484), are incorporated herein by this reference.

 4.3 Articles of Amendment to Company's Restated Articles of Incorporation, filed with the Commission as Exhibit 3(c) to Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993 (No. 1-8484), are incorporated herein by this reference.

 4.4 Articles of Amendment to Company's Restated Articles of Incorporation, filed with the Commission as Exhibit 3(d) to Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 (No. 1-8484), are incorporated herein by this reference.

 4.5 Company's By-laws, as amended, filed with the Commission as Exhibit 3(e) to Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997 (No. 1-8484), are incorporated herein by this reference.

 4.6 Rights Agreement dated as of February 17, 1988 (the "Rights Agreement") between the Company and Crestar Bank, filed with the Commission as Exhibit (2) to Company's Registration Statement on Form 8- A dated February 19, 1988 (No. 1-8484), is incorporated herein by this reference.

4.7 Supplements Nos. 1-4 dated September 15, 1989 to Rights Agreement filed with the Commission as Exhibits 2(a)-(d) to Form 8 (No. 1-8484) filed with the Commission on September 20, 1989, are incorporated herein by this reference.

5.1 Opinion and consent of McGuire, Woods, Battle & Boothe, L.L.P. as to the validity of the Shares.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included as part of
         Exhibit 5.1).

23.3     Consent of Arthur Andersen LLP.

23.4     Consent of Deloitte & Touche LLP.

24.1     Power of Attorney (see signature page).

Item 17. Undertakings

     1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond and Commonwealth of Virginia, on July 23, 1997.


                                        HEILIG-MEYERS COMPANY

                                        By:      /s/ William C. DeRusha
                                                 ---------------------------
                                                 William C. DeRusha
                                                 Chairman of the Board
                                                 Principal Executive Officer

                                Power of Attorney

     Each individual whose signature appears below appoints William C. DeRusha and Troy A. Peery, Jr., and each of them, as such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities stated below, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person to enable the Company to comply with the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                             Title                    Date
       ---------                             -----                    ----

/s/ William C. DeRusha                Chairman of the Board;       July 23, 1997
------------------------------        Principal Executive
William C. DeRusha                    Officer; Director



/s/ Troy A. Peery, Jr.                President; Director          July 23, 1997
------------------------------
Troy A. Peery, Jr.



/s/ Roy B. Goodman                    Senior Vice President,       July 23, 1997
------------------------------        Finance; Principal
Roy B. Goodman                        Financial Officer



/s/ William J. Dieter                 Senior Vice President,       July 23, 1997
------------------------------        Accounting; Principal
William J. Dieter                     Accounting Officer



/s/ Hyman Meyers                      Director                     July 22, 1997
------------------------------
Hyman Meyers

/s/ S. Sidney Meyers                  Director                     July 22, 1997
------------------------------
S. Sidney Meyers



/s/ Nathaniel Krumbein                Director                     July 22, 1997
------------------------------
Nathaniel Krumbein



/s/ Alexander Alexander               Director                     July 22, 1997
------------------------------
Alexander Alexander



/s/ Robert L. Burrus, Jr.             Director                     July 22, 1997
------------------------------
Robert L. Burrus, Jr.



/s/ Benjamin F. Edwards, III          Director                     July 22, 1997
------------------------------
Benjamin F. Edwards, III



/s/ Alan G. Fleischer                 Director                     July 22, 1997
------------------------------
Alan G. Fleischer



/s/ Lawrence N. Smith                 Director                     July 22, 1997
------------------------------
Lawrence N. Smith



/s/ Charles A. Davis                  Director                     July 22, 1997
------------------------------
Charles A. Davis



/s/ Beverley E. Dalton                Director                     July 22, 1997
------------------------------
Beverley E. Dalton



/s/ Eugene P. Trani                   Director                     July 22, 1997
------------------------------
Eugene P. Trani

                                  EXHIBIT INDEX

Exhibit
  No.                                Description
-------                              -----------

5.1 Opinion and consent of McGuire, Woods, Battle & Boothe, L.L.P. as to the validity of the Shares.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included as part of
         Exhibit 5.1).

23.3     Consent of Arthur Andersen LLP.

23.4     Consent of Deloitte & Touche LLP.

24.1     Power of Attorney (see signature page).